Exhibit 99.1

Investors Title Company Announces First Quarter 2016 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--May 4, 2016--Investors Title Company today announced its results for the quarter ended March 31, 2016. The Company reported net income attributable to the Company of $1,814,040, or $0.93 per diluted share, compared with $1,726,124, or $0.86 per diluted share, for the prior year period.

Revenues for the quarter totaled $24.9 million, a decrease of 12.2% versus the prior year period, reflecting lower levels of premiums written. Although revenues for most issuing offices increased from last year, they were offset by reductions in a few larger agencies, resulting in an unfavorable total revenue comparison. Transaction volume was down slightly from the prior year period, but with a mix more heavily weighted toward higher-margin purchase business.

Operating expenses decreased 14.1% versus the prior year period, mainly due to decreases in commissions and the provision for claims. Lower agent premiums resulted in a 21.0% decrease in commissions. The provision for claims was $15,959, down substantially for the quarter as a result of continued favorable claims experience in recent policy years. All other expenses increased 1.7%, mainly due to normal inflationary increases in payroll and other overhead expenses, partially offset by a reduction in premium taxes due to lower volumes and lower effective premium tax rates.

Chairman J. Allen Fine commented, “We were pleased to see continuation of an active real estate market and increasing real estate values during the quarter. While volume reductions from a handful of agencies resulted in an unfavorable comparison to the prior year, revenues for most of our issuing offices increased. A higher mix of direct business, favorable loss development, and stable overhead expenses resulted in positive net income growth versus the prior year.”

“With interest rates remaining low, and an improving economy in our core markets, we remain optimistic that the strong housing market will drive higher transaction volumes throughout the year. Higher volumes, coupled with continued increases in real estate values and a purchase-weighted market, should result in another year of solid performance for Investors Title.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding the Company’s expected performance for the year, future home price increases, changes in home purchase or refinance activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; loss of agency relationships, or significant reductions in agent-originated business and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Income For the Three Months Ended March 31, 2016 and 2015 (Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Net premiums written	$21,508,997	$24,962,041
Investment income – interest and dividends	1,151,011	1,178,039
Net realized gain on investments	149,830	14,803
Other	2,052,184	2,146,926
Total Revenues	24,862,022	28,301,809

Operating Expenses:
Commissions to agents	11,532,882	14,596,539
Provision for claims	15,959	786,612
Salaries, employee benefits and payroll taxes	7,471,951	7,277,449
Office occupancy and operations	1,493,860	1,304,221
Business development	480,390	486,975
Filing fees, franchise and local taxes	230,054	216,643
Premium and retaliatory taxes	311,831	476,591
Professional and contract labor fees	538,653	584,107
Other	202,981	203,548
Total Operating Expenses	22,278,561	25,932,685

Income before Income Taxes	2,583,461	2,369,124

Provision for Income Taxes	779,000	643,000

Net Income	1,804,461	1,726,124

Net Loss Attributable to Noncontrolling Interests	9,579	—

Net Income Attributable to the Company	$1,814,040	$1,726,124

Basic Earnings per Common Share	$0.94	$0.86

Weighted Average Shares Outstanding – Basic	1,934,318	2,012,738

Diluted Earnings per Common Share	$0.93	$0.86

Weighted Average Shares Outstanding – Diluted	1,940,963	2,018,504

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of March 31, 2016 and December 31, 2015 (Unaudited)

	March 31, 2016	December 31, 2015
Assets:
Investments in securities:
Fixed maturities, available-for-sale, at fair value	$106,383,823	$106,066,384
Equity securities, available-for-sale, at fair value	37,681,569	37,513,464
Short-term investments	7,520,069	6,865,406
Other investments	8,814,605	10,106,828
Total investments	160,400,066	160,552,082

Cash and cash equivalents	21,873,731	21,790,068
Premium and fees receivable	6,940,127	8,392,697
Accrued interest and dividends	1,320,942	1,004,126
Prepaid expenses and other assets	8,267,670	12,634,105
Property, net	7,502,745	7,148,951
Current income taxes recoverable	1,036,309	—
Total Assets	$207,341,590	$211,522,029

Liabilities and Stockholders’ Equity
Liabilities:
Reserves for claims	$37,397,000	$37,788,000
Accounts payable and accrued liabilities	18,768,195	25,043,588
Current income taxes payable	—	210,355
Deferred income taxes, net	7,762,160	5,703,006
Total liabilities	63,927,355	68,744,949

Stockholders’ Equity:
Common stock – no par value (10,000,000 authorized shares; 1,932,291 and 1,949,797 shares issued and outstanding 2016 and 2015, respectively, excluding 291,676 shares for 2016 and 2015 of common stock held by the Company's subsidiary)	1	1
Retained earnings	131,132,279	131,186,866
Accumulated other comprehensive income	12,184,336	11,483,015
Total stockholders’ equity attributable to the Company	143,316,616	142,669,882
Noncontrolling interests	97,619	107,198
Total stockholders’ equity	143,414,235	142,777,080
Total Liabilities and Stockholders’ Equity	$207,341,590	$211,522,029

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three Months Ended March 31, 2016 and 2015 (Unaudited)

	Three Months Ended March 31,
	2016	%	2015	%
Branch	$5,477,657	25.5	$5,605,764	22.5

Agency	16,031,340	74.5	19,356,277	77.5

Total	$21,508,997	100.0	$24,962,041	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200